EXHIBIT 10

RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (the “Agreement”) is entered into on November 4, 2016, by and between BancorpSouth, Inc., a Mississippi corporation (the "Company"), BancorpSouth Bank, a Mississippi chartered bank (the “Bank”), and W. James Threadgill, Jr., a resident of Mississippi ("Executive"). The Company and the Bank are collectively referred to herein as “BancorpSouth.”

WHEREAS, Executive is employed by the Bank and provides services to the Company as the Senior Executive Vice President and Chief Business Development Officer of BancorpSouth and has become eligible to retire from BancorpSouth under its retirement income benefit programs;

WHEREAS, the Executive has expressed a desire to retire effective January 2, 2017, and the parties further desire that the Executive continue to provide certain consulting services after retirement to BancorpSouth in order to assure an orderly transition of his duties and responsibilities to successors;

WHEREAS, the parties are entering into this Agreement to specify the following: (i) the date of Executive’s retirement; (ii) certain additional consideration provided to the Executive; (iii) the terms of Executive’s consulting services to BancorpSouth; (iv) Executive’s agreement to be bound by certain restrictive covenants; and (v) a release and waiver of all claims by Executive based on his employment with the Bank;

NOW, THEREFORE, based on the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree:

1.	Retirement from Employment.

(a)Retirement Date. Executive's retirement from BancorpSouth is to be effective 5:00 p.m., Central Time, January 2, 2017 (the "Retirement Date"). As of the Retirement Date, Executive hereby agrees that he shall relinquish all positions which he then holds with BancorpSouth and any of its “Affiliates” (as defined below), including positions he holds as an officer or director. For purposes of this Agreement, an “Affiliate” is any business entity that directly, or indirectly through one or more intermediaries, either controls, or is controlled by, the Company or the Bank.

(b)Post-Retirement Consulting. Following the Retirement Date, Executive will be available to BancorpSouth to provide consulting services under the terms provided in Section 3. The parties contemplate and intend that the amount of time expended by Executive under this consulting arrangement will be substantially less than the time expended as an officer of BancorpSouth and an employee of the Bank prior to the Retirement Date.

2.	Payments and Benefits.

(a)Wages and Expense Reimbursement. Executive shall receive full payment of any remaining earned but unpaid wages and his accrued but unused vacation time (subject to BancorpSouth’s vacation pay policy) through the Retirement Date, such amounts to be paid in cash in a single sum. Executive has presented or will present evidence of all expenditures that may be reimbursed under BancorpSouth’s business expense reimbursement policy. BancorpSouth will provide full reimbursement of any such expenses that are outstanding within ten days of receipt of such evidence.

(b)BancorpSouth Benefits. The parties acknowledge that Executive is participating in certain employee health, welfare, retirement and fringe benefit plans maintained by the Company or an Affiliate (collectively, the "Employee Plans"). Executive’s rights under the Employee Plans upon retirement shall be determined under the terms of the Employee Plans. Executive’s retirement on the Retirement Date is intended to be a separation from service under the Employee Plans. The waiver or settlement of rights herein are not intended to include a waiver of amounts due, payable or owing under the Employee Plans.

(c)Tax Withholdings. The payments payable to the Executive under this Agreement are subject to reduction to satisfy any and all applicable standard federal, state and local withholding obligations and any other required withholdings.

(d)Executive Compensation Policy. Notwithstanding any other provision of this Agreement, incentive compensation that has been awarded to Executive shall continue to be subject to recoupment pursuant to the terms of the Company’s Executive Compensation Policy.

3.Consulting Services. The Executive is hereby retained by BancorpSouth to provide personal consulting services for the period commencing immediately after the Retirement Date through December 31, 2019 (the “Consulting Period”). The Consulting Period may be extended or renewed for any additional period upon the mutual consent of the parties in writing. The Consulting Period may be terminated by either party by providing written notification to the other.

(a)Nature of Services. Executive will consult with BancorpSouth in matters related to his former employment as the Chief Business Development Officer and the transition of his duties to the successor or successors identified by BancorpSouth. Such duties will include training and advising to assist a successor in becoming competent to manage the duties and responsibilities he has as Chief Business Development Officer. Executive shall not be required to perform services that are inconsistent with the services Executive provided during the term of his employment with BancorpSouth.

(b)Location and Availability. Executive may reside wherever he chooses, without any restriction by BancorpSouth; however, Executive shall be available at reasonable times as reasonably needed for conferences, meetings and appearances during normal business hours, primarily at BancorpSouth’s headquarter offices in Tupelo, Mississippi, after first being provided reasonable notice by BancorpSouth. During the Consulting Period, Executive may not expend more than 32 hours per month in performing services for BancorpSouth. Executive shall be free to pursue business opportunities and other activities that are consistent with his obligations in Section 4.

(c)Compensation. Executive will be paid $1,000 per month for services performed during the Consulting Period. If Requested by BancorpSouth, Executive shall provide a periodic accounting of hours and services performed under this Agreement. BancorpSouth shall provide Executive with office space, equipment and administrative assistance that is reasonably needed for the performance of his duties hereunder. BancorpSouth shall pay for or reimburse Executive for reasonable expenses incurred in the performance of services during the Consulting Period in accordance with its business expense reimbursement policy as then in effect.

3.	Noncompetition; Confidential Information.

(a)Noncompetition. Executive hereby covenants and agrees with BancorpSouth that beginning on the Retirement Date and for a period of two years after the termination of the Consulting Period (the “Restricted Period”), Executive will not directly or indirectly, in any capacity whatsoever, for Executive or for any other person, firm, corporation, association or other entity, as a partner, stockholder or otherwise: (i) operate, develop or own any interest (other than the ownership of less than 5% of the equity securities of a publicly-traded company) in, or be employed by or consult with, any business which has engaged or engages in activities in any county in any state in which the Company or any Affiliate has an office or in any county in any state where Executive, at the termination of the Consulting Period or for 12 months prior to such termination, performed services for the Company or any Affiliate or drew customers (hereinafter, the “Territory”) constituting or relating to the establishment, ownership, management or operation of a bank or financial services business or other related business (including without limitation, solicitation of banking, insurance or securities products and services) (a “Competing Business”); (ii) compete with the Company or its Affiliates in the operation or development of any Competing Business; (iii) engage in any business as or act as a financial services professional (including without limitation the profession of commercial banker), or provide consultation or other such services concerning financial services, either on Executive’s own behalf or on behalf of any other person, firm or corporation in the Territory; (iv) call upon, communicate with an attempt to procure or otherwise attempt to procure, service or maintain, any financial services account with any known customer of the Company or its Affiliates; or (v) except as permitted under Section 6(c), disclose at any time any confidential or secret information concerning (A) the business, affairs or operations of the Company or its Affiliates, or (B) any marketing, sales, advertising or other concepts or plans of the Company or its Affiliates.

(b)Confidentiality. As used herein, “Confidential Information” means all technical and business information (including financial statements and related books and records, personnel records, customer lists, arrangements with customers and suppliers, manuals and reports) of the Company and its Affiliates which is of a confidential and/or proprietary character and which was either developed by Executive (alone or with others) or to which Executive has had access during Executive’s employment. Executive shall, both during and after Executive’s employment with BancorpSouth, protect and maintain the confidential and/or propriety character of all Confidential Information. Executive shall not, during or after termination of Executive’s employment or during or after termination of the Consulting Period, directly or indirectly, use or disclose any Confidential Information (for Executive or another), for so long as it shall remain proprietary or protectable as confidential, except as may be necessary for the performance of Executive’s duties under this Agreement or permitted under Section 6(c).

5.Nonsolicitation.

(a)Customers. During the Restricted Period, Executive will not, directly or indirectly, for himself or for another, in any manner whatsoever, procure, solicit, accept or aid another in the procurement, solicitation or acceptance of financial services business (including without limitation, solicitation of banking, insurance or securities products and services), and other related products marketed by the Company or its Affiliates, or make inquiries about any of those products from or to any person, firm, corporation or association which was at any time during the Restricted Period either doing business with the Company or any of its Affiliates, in the Territory (as hereinafter defined), or being actively solicited by the Company or any of its Affiliates during the 12 months prior to the termination of the Consulting Period and Executive directly or indirectly serviced or solicited such account or customer.

(b)Employees. During the Restricted Period, Executive will not induce, attempt to induce, solicit, encourage, contact or discuss employment with any other employee of the Company or any of its Affiliates in an effort to induce such employee to terminate his or her employment with BancorpSouth. Executive also agrees not to disclose the identity of any other employee of BancorpSouth to any other Competing Business (as hereinafter defined) for purposes of recruiting or hiring away such employee. Executive agrees not to hire any prospective employee for a Competing Business if Executive knows or should have known that such prospect works for the Company or its Affiliates during the Restricted Period.

(c)Customer Lists. Executive shall not during the Restricted Period disclose to any other person the names of the Company’s or any of its Affiliates’ customers, clients and the nature of their business with the Company or its Affiliates.

6.Enforcement.

(a)Reasonableness of Restrictions. Executive specifically acknowledges that the restrictions contained in Sections 4 and 5 as to time and manner of nonsolicitation, noncompetition and nondisclosure or use of Confidential Information are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates.

(b)Remedies. Executive and BancorpSouth agree that Executive’s breach of any of the provisions of Sections 4 and 5 of this Agreement will result in irreparable harm to BancorpSouth, that no adequate remedy at law is available, and that BancorpSouth shall be entitled to injunctive relief; provided, however, nothing herein shall prevent BancorpSouth from pursuing any other remedies at law or at equity available to it. Should a court of competent jurisdiction declare any of the covenants set forth in Sections 4 or 5 unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the legitimate business interests of BancorpSouth and to award injunctive relief, or damages, or both, to which BancorpSouth may be entitled. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, BancorpSouth and Executive agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.

(c)Non-Enforcement for Permitted Activities. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Governmental Agencies”), as permitted under Securities and Exchange Commission Rule 21F-17, 17 C.F.R. §240.21F-17(a) (“Rule 21F-17”). Executive acknowledges and understands that this Agreement does not limit his ability to communicate with any Governmental Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information. BancorpSouth will take no enforcement action against Executive described in this Agreement in the event that Executive validly engages in the conduct described in Rule 21F-17.

7.Mutual Non-Disparagement. Executive agrees that Executive will not intentionally make any disparaging or detrimental public comments about the Company, any of its officers, directors, employees, Affiliates or agents, nor will Executive authorize, encourage or participate with anyone on Executive’s behalf to make such statements. In consideration of the foregoing, BancorpSouth will not authorize or direct any disparaging or detrimental public comments about Executive. Nothing in this Agreement shall preclude either party from fulfilling any duty or obligation that they may have at law; from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony; providing documents subpoenaed or requested; or otherwise cooperating in good faith with any court proceeding or investigation; in the case of either BancorpSouth or the Executive, from taking any reasonable actions to enforce their respective rights under this Agreement; or, in the case of the Executive, from exercising rights that are described in Rule 21F-17.

8.Release and Waiver of Claims.

(a)Claims Released by Executive. As of the date of the execution of this Agreement, in consideration of the payments, benefits, and other consideration provided to Executive under this Agreement, Executive hereby releases and forever discharges the Company and all of its Affiliates, each of their owners, officers, directors, employees, agents, stockholders, representatives, and their successors and assigns (each a “Company Entity” or, collectively, "Company Entities"), from any and all charges, complaints, obligations, liabilities, promises, agreements, rights, claims, debts, expenses or demands Executive now has or may have, arising at any time on or before the date hereof, based on his employment with the Bank or the termination of that employment or any positions, including directorships, with the Company or any of its Affiliates. This includes a release of any and all rights, claims or demands Executive has or may have, whether known or unknown, under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act; the Family and Medical Leave Act; or under any other federal, state or local laws or regulations regarding employment or termination of employment. This also includes a release by Executive of any claims for wrongful discharge under any statute, rule, or regulation or under the common law.

(b)Review of Release. By signing below, Executive hereby acknowledges and represents that he has been given 21 days to review and consider whether to sign this Agreement and has been advised by BancorpSouth to consult with an attorney and his personal advisors before doing so. Executive understands and agrees that by signing this Agreement, Executive gives up any and all rights Executive may have to recover damages against BancorpSouth or any other Company Entity, subject to the exception provided in Section 6(c). Executive hereby acknowledges that he is voluntarily entering into this Agreement of his own free will, free of any coercion, pressure or duress, that he understands the terms and conditions of this Agreement, and that he is knowingly releasing each of the Company Entities in accordance with the terms contained herein. Executive further acknowledges that he is receiving consideration under this Agreement beyond anything of value to which he is already entitled.

(c)Right of Revocation. Executive acknowledges that he has been advised by BancorpSouth that he has seven days after signing this Agreement within which to revoke his signature, that neither BancorpSouth nor any other person is obligated to provide any benefits to him pursuant to the Agreement until eight days have passed, and then only if he has not revoked his signature. Any such revocation must be received by BancorpSouth within the seven day revocation period to be effective, and that such a revocation may only be sent by electronic delivery or facsimile to BancorpSouth, attention General Counsel. The parties agree that in the event Executive revokes his signature within such seven-day period, Executive’s retirement shall remain effective on the Retirement Date but that this Agreement shall otherwise be void ab initio.

(d)Rights Not Released or Waived. Notwithstanding the foregoing, by executing this Agreement, neither the Executive nor BancorpSouth will have relinquished his or its rights to enforce the provisions of this Agreement, the Employee Plans or the BancorpSouth, Inc. Long-Term Incentive Plan.

(e)Non-Admission. The parties acknowledge that this Agreement does not constitute an admission by the Executive or BancorpSouth of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

9.Cooperation. The parties recognize that Executive may be named as a defendant in legal actions with respect to his role as an officer of BancorpSouth. BancorpSouth shall continue to cover Executive under any director's and officer's liability insurance policy that it maintains with respect to such claims against Executive in such capacities for six years following the date hereof, which coverage shall be at the same level as provided by BancorpSouth  to its senior executives. Executive agrees that he will participate in, and cooperate with, such defense without additional compensation from BancorpSouth, provided, that BancorpSouth will reimburse Executive with respect to any expense incurred by Executive as the result of participating in, and cooperating with, such defense. Executive further agrees to provide his full cooperation with Company or any of the Company Entities in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal, equitable or business matters or proceedings which involve the Company Entities. Executive acknowledges and understands that his obligations of cooperation under this Section are not limited in time and may include, but shall not be limited to, the need for or availability for testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony, and consultation for other business matters unrelated to litigation. Executive will be available at BancorpSouth’s reasonable request for any meetings or conferences deemed necessary in preparation for the defense or prosecution of any such matters or proceedings.

10.Executive’s Representations. As a material inducement to BancorpSouth to enter into this Agreement, the Executive hereby makes the following representations:

(a)Document Review. Executive has read all of the terms of this Agreement, including the fact that his employment relationship with BancorpSouth shall be permanently and irrevocably terminated as of the Retirement Date, other than with respect to the consulting services contemplated during the Consulting Period, and that this Agreement releases BancorpSouth and all Company Entities forever from any legal action arising from that employment relationship and the termination of that relationship. Executive acknowledges that he has been advised to seek legal advice and that he has signed this Agreement of his own free will and in exchange for the consideration to be given which is acknowledged to be adequate and satisfactory and in excess of anything he might be entitled otherwise to receive. Executive represents and warrants that he is competent to execute this Agreement.

(b)Covenant Not to Sue. Except with respect to any activities that are protected under Rule 21F-17, Executive has not filed any complaints or charges against any Company Entity or insurers with any local, state or federal agency or court related to his employment with or retirement from BancorpSouth, and will not do so at any time hereafter.

11.Miscellaneous.

(a)Notices. Any notice under this Agreement must be in writing and given by certified or registered mail, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person, to the relevant address set forth below, or to such other address as the recipient of such notice or communication has specified in writing to the other party hereto in accordance with this Section:

If to BancorpSouth to:

BancorpSouth, Inc.

Chief Human Resource Officer

One Mississippi Plaza

Tupelo, MS 38804

With a copy to:

Waller Lansden Dortch & Davis llp

Attn: James B. Bristol

511 Union Street, Suite 2700

Nashville, TN 37219

If to Executive, to:

W. James Threadgill, Jr.

3119 Plantation Circle

Tupelo, MS 38804

Notice to Executive may be to the then-current address of Executive on the records of BancorpSouth.

(b)No Offset. No payment under this Agreement will be subject to offset or reduction attributable to any amount Executive may owe to BancorpSouth or any other person, except as required by law.

(c)Entire Agreement. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement. Except with respect to the Employee Plans, the Company’s Executive Compensation Policy, and any other agreement specifically referenced herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

(d)Amendment. This Agreement may be amended in writing at any time by BancorpSouth, provided that the Executive’s written consent is required for any amendment that would diminish the benefits provided hereunder to Executive.

(e)Choice of Law. This Agreement and the performance hereof will be construed and governed in accordance with the internal laws of the State of Mississippi, without regard to its choice of law principles, except to the extent that federal law controls or preempts state law. Any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party herein, shall be brought and maintained exclusively in the federal or state courts of the state of Mississippi that are located in Lee County, Mississippi. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof in accordance with Section 11(a).

(f)Successors and Assigns. The obligations, duties and responsibilities of Executive under this Agreement are personal and shall not be assignable. In the event of Executive's death or disability, the release contained in this Agreement shall be binding on, and the terms of this Agreement shall be enforceable by, the Executive's estate, executors or legal representatives, provided that . BancorpSouth shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company or the Bank to expressly assume and agree to perform all of the obligations of

BancorpSouth under this Agreement. As used in this Agreement, the terms “Company,” “Bank” and “BancorpSouth” shall mean the Company, the Bank and BancorpSouth as defined herein and any successor to their respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

(g)Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

(h)Severability. The provisions of this Agreement and the benefits and amounts payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or benefit or payment shall be effective and binding upon the parties.

(i)Attorneys’ Fees. In the event BancorpSouth or Executive breaches any term or provision of this Agreement and the other party employs an attorney or attorneys to enforce the terms of this Agreement, then upon a finding by a court of competent jurisdiction, the breaching or defaulting party agrees to pay the other party the reasonable attorneys’ fees and costs incurred to enforce this Agreement.

(j)Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[signature page follows]

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

/s/ W. James Threadgill, Jr.

_______________________________________

W. James Threadgill, Jr.

BANCORPSOUTH, INC.

By:_/s/ Cathy S. Freeman_________________

Its:_SEVP & Chief Administrative Officer___

BANCORPSOUTH BANK

By:__/s/ Cathy S. Freeman_______________

Its:_SEVP & Chief Administrative Officer __